Exhibit 99.4

October 31, 2025

Kyushu Electric Power Co., Inc.

Notice Regarding the Status of Consideration of Transitioning to Holding Company
- Aiming for further growth of the Kyuden Group –

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Kyushu Electric Power Co., Inc. (the Company) is preparing to transition to holding company structure with the aim of achieving “group management from an overall optimization perspective” and “autonomous and prompt business operations. (as previously announced on July 31, 2024).

The Company announces that it has resolved to define the direction of the group structure it aims to achieve and proceed with preparations going forward.

1.	The Direction of the Group Structure We Aim to Achieve

(1)	Establishment of a Holding Company (as previously announced on July 31, 2024)

The Company plans to establish a new holding company that will become the sole parent company.

(2)	Transfer of Related Businesses

The Company plans to transfer its hydropower generation businesses (conventional hydropower and pumped storage) and urban development businesses to Kyuden Mirai Energy Company, Inc. and Urban Development Company (tentative name).

(3)	Restructuring of Major Business Companies

The Company plans to position major business companies directly under the holding company.

2.	Others

Details regarding the specific restructuring measures and the schedule will be announced after a decision has been made.